Exhibit 99.1

Gaia Confirms Positive Earnings and Free Cash Flow on Plan for July 1

BOULDER, CO, June 9, 2020 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, is providing a business update given the easing of stay-at-home orders that began in mid-March.

In its earnings release on April 27th, Gaia noted that the unprecedented times brought on by COVID-19 were benefitting its business. With stay-at-home orders relaxing and the gradual reopening of the economy beginning, the company is providing an update on the continued execution of its business plan, including:

▪	Surpassed key member milestone that will support generating positive earnings and cash flows beginning July 1st as planned.
▪	Executed contract renewals with remaining third-party distribution partners, reconfirming and solidifying the relationship with each partner while providing revenue and cash flow visibility.
▪	Expecting approximately 655,000 paying members as of June 30th, representing a 50,000 net member increase for the quarter, ahead of the company’s expectation.

“The momentum we saw in member additions in April continued through May despite stay-at-home orders relaxing,” said Paul Tarell, Gaia’s CFO. “With this momentum and continued discipline on spend management, we have crossed the threshold needed to generate earnings and cash flows in the third quarter as planned.”

Gaia plans to report its second quarter 2020 earnings results in early August.

About Gaia

Gaia is a global video streaming service and community that provides curated conscious media in four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—to its subscribers in 185 countries with approximately 8,000 titles. Over 90% of its library is exclusive to Gaia, and approximately 80% of the views are generated by content produced or owned by Gaia. For more information about Gaia, visit www.gaia.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” or comparable terminology or by discussions of strategy. While Gaia believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, operating losses, general economic conditions, competition, changing consumer preferences, acquisitions, new initiatives we undertake, costs of acquiring new subscribers, subscriber retention rates, and other risks and uncertainties included in Gaia’s filings with the Securities and Exchange Commission. Gaia assumes no duty to update any forward-looking statements.

Contacts

Paul Tarell

Gaia, Inc.

(303) 222-3330

Paul.Tarell@gaia.com

Cody Slach

Gateway Investor Relations

(949) 574-3860

GAIA@gatewayir.com

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